Exhibit (d)(3)

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is being executed and delivered as of July 30, 2008 by Harold Blomquist (“Stockholder”) in favor and for the benefit of Cypress Semiconductor Corporation, a Delaware corporation (“Parent”). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Copper Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Simtek Corporation, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of August 1, 2008 (the “Merger Agreement”), pursuant to which Sub shall merge with and into the Company and the Company shall continue as the surviving corporation (“Surviving Corporation”) and as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Stockholder has an interest in the Company as the holder of shares of the Company’s capital stock as well as options to purchase shares of the Company’s capital stock, and, as a result of the Merger, Stockholder shall receive consideration in connection with the Merger;

WHEREAS, Stockholder currently serves as the chief executive officer of the Company;

WHEREAS, Parent and Stockholder mutually desire that the entire goodwill of the Company and its subsidiaries be transferred to Parent as part of the Merger and acknowledge that the parties explicitly considered the value of the goodwill transferred and it was valued as a component of the consideration of the Merger. Parent and Stockholder agree that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Company and its subsidiaries to Parent;

WHEREAS, Parent and Stockholder both agree that, prior to the Merger, the business of the Company and its subsidiaries consisted of the design, development, manufacture, production, marketing and sales of products and services and provision of consulting services related to the Business (as defined below) in the Restricted Territory (as defined below), and Parent represents and Stockholder understands that, following the Merger, Parent will continue conducting the Business in the Restricted Territory; and

WHEREAS, as a condition and mutual inducement to the Merger, and to preserve the value and goodwill of the business being acquired by Parent after the Merger, the Merger Agreement contemplates, among other things, that Stockholder shall enter into this Agreement and that this Agreement shall become effective at the Effective Time (as that term is defined in the Merger Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and Stockholder hereby agree as follows:

1. Effective Date. This Agreement shall be effective as of the Effective Time. This Agreement shall be null and void if the Merger is not consummated as contemplated in the Merger Agreement.

2. Non-Competition. Stockholder acknowledges that in order to protect and preserve the value and goodwill of the business of the Company and its subsidiaries being transferred to Parent as part of the Merger, a post-termination employment restriction is reasonable, as without such a restriction, Stockholder’s employment or engagement with any Person engaged in a Competing Business Purpose would detrimentally, irreversibly, and immeasurably diminish the value and goodwill of the business of the Company and its subsidiaries. Thus, both to ensure that the value and goodwill related to the business of the Company and its subsidiaries being transferred to Parent as part of the Merger is protected and preserved, and to avoid the actual or threatened misappropriation of the trade secrets and confidential information of the Company and its subsidiaries, Stockholder agrees that during the period commencing on the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Non-Competition Period”), Stockholder shall not (other than in connection with his employment services to Parent, Surviving Corporation, or any subsidiary thereof or their respective successors or assigns), without the prior written consent of Parent, directly or indirectly:

(a) engage, on his/her own behalf or on behalf of any other Person (as defined below), anywhere in the Restricted Territory (as defined below) in any Business (including research and development), operations, activities and/or services that are related to the Business (as defined below), including those products or services related to the Business that the Company and its subsidiaries have not yet developed but have made a substantial and demonstrable effort to develop (a “Competing Business Purpose”) as of the Closing Date;

(b) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, Person, entity, or business that engages or participates in a Competing Business Purpose in the Restricted Territory, including the promotion of investments in an entity which participates in a Competing Business Purpose in the Restricted Territory;

(c) solicit or attempt to solicit any of the customers of the Company and its subsidiaries for, or in connection with, a Competing Business Purpose, including any attempts to obtain a confidential customer list or any other trade secrets of the Company and its subsidiaries; or

(d) provide any service (as an employee, consultant, or otherwise), product, support, or technology to any Person engaged in a Competing Business Purpose in the Restricted Territory;

provided, however, that nothing in this Agreement shall prevent or restrict Stockholder from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a corporation (whether public or private) that is engaged in a Competing Business and Stockholder is not otherwise associated with such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university, or other non-profit research organization; (iv) owning a passive equity interest in a private debt or equity investment fund in which the Stockholder does not have the ability to control or exercise any managerial influence over such fund; or (v) any activity consented to in writing by Parent.

“Business” means the business of developing, designing, manufacturing, producing, marketing, publishing, or selling products or services or providing consulting services in the semiconductor memory industry and complimentary markets where the primary focus of the end product offering is (i) nvSRAM-based products using the Company’s proprietary 12 transistor nvSRAM bit cell, either as a stand alone nvSRAM product or SOCs where this bit cell is used as part of an embedded solution; (ii) alternative non-volatile RAM-based integrated circuits using alternative nvRAM bitcell structures (either as stand alone or embedded SOCs); or (iii) multi-chip products commonly referred to as battery backed SRAMs such as those offered by Maxim, or ST Micro, and those related products or services that the Company and its subsidiaries are currently developing or have made a substantial and demonstrable effort to develop.

“Person” means a natural person, corporation, partnership, or other legal entity, or a joint venture of two or more of the foregoing.

“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its subsidiaries or affiliates is currently engaged in, currently plans to engage in, a Competing Business Purpose.

3. Non-Solicitation. To preserve the value and goodwill of the business of the Company and its subsidiaries being transferred to Parent as part of the Merger, Stockholder further agrees that during the period commencing on the Closing Date and ending on the 24-month anniversary of the termination of Stockholder’s employment with Parent or Surviving Corporation or any subsidiary thereof (the “Non-Solicitation Period”), Stockholder shall not, without the prior written consent of Parent, solicit, encourage, or take any other action, directly or indirectly, that is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Surviving Corporation or Parent (to the extent said employee was formerly employed by the Company or its subsidiaries), or any subsidiary of the Surviving Corporation or Parent (to the extent said employee was formerly employed by the Company or its subsidiaries), to (i) leave his or her employment with Surviving Corporation or Parent, or any subsidiary of Surviving Corporation or Parent, or any of their respective successors or assigns or (ii) engage in any activity in which Stockholder would, under the provisions of Section 2 hereof, be prohibited from engaging;

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Surviving Corporation or Parent or any subsidiary of Surviving Corporation or Parent or their respective successors or assigns (to the extent said employees were formerly employed by the Company or its subsidiaries), shall not be deemed to be a breach of this Section 3.

4. Severability of Covenants. The covenants contained in Section 2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 2 hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Parent, Surviving Corporation and Stockholder agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 2 or Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Parent, Surviving Corporation and Stockholder agree that such provisions shall be reformed to the maximum time, geographic, or scope limitations, as the case may be, permitted by applicable law.

5. Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and Parent, Surviving Corporation, or any subsidiary of Parent or Surviving Corporation, on the other.

6. Stockholder Acknowledgements. Stockholder acknowledges that (i) Stockholder has a substantial interest in the Company and its subsidiaries as the holder of a significant number of shares of the Company’s capital stock and is a key and significant member of the management of the Company; (ii) the goodwill associated with the existing business, customers, and assets of the Company and its subsidiaries prior to the Merger is an integral component of the value of the Company and its subsidiaries to Parent and is reflected in the consideration payable to Stockholder in connection with the Merger, and (iii) Stockholder’s agreement as set forth herein is necessary for the protection of the legitimate business interests of Parent in the Merger and to preserve the value and goodwill of the Company and its subsidiaries for Parent following the Merger.

Stockholder also acknowledges and agrees that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Parent and their respective subsidiaries are engaged in a highly competitive industry, (B) Stockholder has had unique access to the trade secrets and know-how of the Company and Parent and their respective subsidiaries, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company and Parent and their respective subsidiaries, (C) Stockholder believes he/she would be able to obtain suitable and satisfactory employment without violation of this Agreement; (D) Stockholder believes that this Agreement provides no more protection than is reasonably necessary to protect Parent’s legitimate interest in the goodwill, trade secrets, and confidential information of the Company and its subsidiaries, (E) Stockholder has no current intention of engaging in a Competing Business Purpose within the area and the time limits set forth in this Agreement, and (F) Stockholder’s obligations under this Agreement (and the enforcement thereof) will not prevent him from earning a livelihood.

Stockholder further acknowledges and agrees that (i) the execution and delivery and continuation in force of this Agreement is a material inducement to Parent to execute the Merger Agreement and is a mandatory condition precedent to the closing of the Merger, without which Parent would not close the transactions contemplated by the Merger Agreement; (ii) breach of this Agreement will be such that Parent will not have an adequate remedy at law because of the unique nature of the operations and assets being conveyed to Parent; and (iii) execution of this Agreement shall not limit Parent’s or Surviving Corporation’s employee policies, including, without limitation, the provisions set forth in Parent’s and Surviving Corporation’s confidentiality and proprietary information agreements.

Stockholder further acknowledges and agrees that (i) Stockholder is subject to Parent’s confidential information and trade secret protection policies and agrees to comply with such policies, (ii) Stockholder’s obligations under this Agreement shall remain in effect if Stockholder’s employment with Parent is terminated for any or no reason, and (iii) during the Non-Competition Period, prior to becoming an employee or partner of or consultant to any Person, Stockholder will provide written notice of such employment, partnership, or consultancy to Parent and provide such Person with an executed copy of this Agreement. Stockholder agrees that the Non-Competition Period shall be tolled during any period of violation of the covenants contained in Section 2 and the Non-Solicitation Period shall be tolled during any period of violation of the covenants contained in Section 3.

7. Remedy. Stockholder acknowledges and agrees that (a) the rights of Parent under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Parent if Stockholder fails to or refuses to perform his obligations under this Agreement and (b) Parent may, in addition to any other remedies and damages available, obtain an injunction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Parent’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Parent may elect.

8. Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies that Parent hereunder may have, whether at law, in equity, by contract, or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations, and liabilities under the law of unfair competition, misappropriation of trade secrets, and the like. This Agreement does not limit Stockholder’s obligations or the rights of Parent (or any affiliate of Parent) under the terms of any other agreement between Stockholder and Parent or any affiliate of Parent.

9. Termination of Employment. Stockholder’s obligations under this Agreement shall not be eliminated or diminished by the termination of Stockholder’s employment (if applicable) with Parent, Surviving Corporation, the Company, or any of their subsidiaries, as the case may be, for any reason, including as a result of Stockholder’s resignation.

10. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

(a) if to Parent or Surviving Corporation, to:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

Attention: General Counsel

Telephone No.: (408) 943-2600

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Todd Cleary

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b) if to Stockholder, to the address for notice set forth on Stockholder’s signature page hereto with a copy (which shall not constitute notice) to:

Schor & Freeland, LLP

600 B. Street, Suite 2200

San Diego, CA 92101

Attention: Renee Schor

Telephone No.: (619) 906-2400

Facsimile No.: (619) 906-2400

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

11. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

12. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Colorado, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the state of Colorado for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue in the state of Colorado and such process.

13. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, shall not affect in any way the meaning of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

15. Entire Agreement. This Agreement, and the other agreements referred to herein, set forth the entire understanding of Stockholder and Parent relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between any of such parties relating to the subject matter hereof (but does not in any way merge or supersede the Merger Agreement or any other agreement executed in connection with the Merger Agreement, including the Stockholder’s employment agreement with Parent, if any). Stockholder understands and agrees that he/she has had an opportunity to seek his/her own counsel in his/her review of this Agreement.

16. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

17. Assignment. This Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Parent may assign its rights under this Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Parent’s assets.

18. Binding Nature. Subject to Section 17, this Agreement will be binding upon Stockholder and Stockholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and its successors and assigns.

19. Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

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In witness whereof, the undersigned have executed this Agreement as of the date first above written.

“STOCKHOLDER”	By:	/S/ HAROLD BLOMQUIST
	Print Name:	Harold Blomquist
	Address:	18595 Lake Drive
Monument, CO 80132
Telephone:
Fax:

“PARENT”	Cypress Semiconductor Corporation
a Delaware corporation

/S/ T.J. RODGERS
T.J. Rodgers
President and Chief Executive Officer